Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 20th day of June, 2007 by and between Morgan Stanley Global Long/Short Fund A, a Delaware statutory trust (the “Fund”), and Morgan Stanley AIP GP LP, a Delaware limited partnership (the “Adviser”).

1. Duties of Adviser. (a) The Fund hereby appoints the Adviser to act as investment adviser to the Fund, for the period and on the terms set forth in this Agreement. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Fund, continuously to review, supervise and administer the investment program of the Fund, to determine in its discretion the securities to be purchased or sold and the portion of the Fund’s assets to be held uninvested, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Board of Trustees concerning the Adviser’s discharge of the foregoing responsibilities. Without limiting the generality of the foregoing, the Adviser is specifically authorized to invest discrete portions of the Fund’s assets (which may constitute, in the aggregate, all of the Fund’s assets) in unregistered investment funds or other investment vehicles (“Investment Funds”) which are managed by investment managers (“Investment Managers”). The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund’s prospectus and statement of additional information, as the same may be amended or supplemented from time to time with notice to the Adviser, and applicable laws and regulations.

(b) The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2. Portfolio Transactions. (a) The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

(b) The Adviser may select affiliates of the Adviser as brokers or dealers in connection with purchase and sale transactions for the Fund. The Fund understands that such affiliates may provide execution services relative to the purchase and/or sale of securities for the Fund, provided that any such affiliate of the Adviser discloses at least annually, and as may be required under the Fund’s Rule 17e-1 Procedures, as amended from time to time with notice to the Adviser (the “Procedures”), the amount of the commission it has received. By executing this Agreement, the Fund authorizes an affiliate of the Adviser to effect securities transactions on behalf of the Fund and to retain compensation therewith, provided that any such compensation is permissible under the Procedures. This authorization is being executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder.

(c) Unless and until otherwise directed by the Board of Trustees of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

(d) The Adviser will promptly communicate to the officers and the Board of Trustees of the Fund such information relating to portfolio transactions as they may reasonably request.

3. Agency Cross Transactions. From time to time, the Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Adviser’s investment advisory clients wish to sell and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because, in a situation where the Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions) and the Adviser or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Adviser’s part regarding the advisory client. The Securities and Exchange Commission has adopted a rule under the Investment Advisers Act of 1940, as amended, which permits the Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Fund authorizes the Adviser or its affiliates to participate in agency cross transactions involving an Account. The Fund may revoke its consent at any time by written notice to the Adviser.

4. Compensation of the Adviser. (a) For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Fund shall pay to the Adviser at the end of each month a fee (the “Management Fee”) at the rate of 0.0625% (0.75% on an annualized basis) of the Fund’s net assets. The Management Fee will be computed based on the net asset value of the Fund as of the end of business on the last business day of each month in the manner set out in the Fund’s Agreement and Declaration of Trust (the “Trust Agreement”).

(b) The Adviser will waive the fees payable to it pursuant to this Section 4 and/or reimburse the Fund’s expenses (other than “extraordinary expenses,” as defined in the Fund’s prospectus) to the extent necessary in order to cap the Fund’s total annual operating expenses at 1.50% for the twelve-month period beginning on the Initial Closing Date of the Fund.

(c) In the event of termination of this Agreement, the Management Fee provided in this Section 4 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

(d) The Adviser will pay all ordinary operating expenses of the Fund, other than the Management Fee, investment related expenses of the Fund, and other expenses assumed by the Fund in accordance with the terms of the Trust Agreement.

5. Other Services. The Adviser will provide to the Fund, or will arrange at its expense to be provided to the Fund, such management and administrative services as may be agreed upon from time to time by the Adviser and the Fund. These services initially will include, among other things providing to the Fund office facilities, equipment, personnel and other services.

6. Reports. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to the shareholders of the Fund (collectively, “Shareholders” and each a “Shareholder”), certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7. Status of Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

8. Liability of Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940, as amended (the “1940 Act”), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any Shareholder for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

9. Indemnification. (a) To the fullest extent permitted by law, the Fund shall, subject to Section 9(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, shareholder, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives) (each such person being referred to as an “indemnitee”) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 9 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 9.

(b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 9(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Fund is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee’s failure to fulfill his, her or its undertaking, or (iii) a majority of the trustees (each, a “Trustee,” and collectively, the “Trustees”) of the Fund who are not “interested persons” (as that term is defined in the 1940 Act) of the Fund (“Independent Trustees”) (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office, indemnification shall be provided in accordance with Section 9(a) of this Agreement if (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any Trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office or (ii) the Trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its Shareholders to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office.

(d) Any indemnification or advancement of expenses made in accordance with this Section 9 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its Shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 9 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Section 9 the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 9. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 9, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 9 shall be on the Fund (or on any Shareholder acting derivatively or otherwise on behalf of the Fund or its Shareholders).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 9 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided in this Section 9 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 9 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

10. Permissible Interests. Subject to and in accordance with the Trust Agreement and the Adviser’s limited partnership agreement (the “Adviser LPA”), Trustees, officers, agents and Shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, officers, agents, shareholders or otherwise; directors, officers, agents and shareholders of the Adviser are or may be interested in the Fund as Trustees, officers, Shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a Shareholder or otherwise; and the effect of any such interrelationships shall be governed by the Trust Agreement, the Adviser LPA and the provisions of the 1940 Act.

11. Duration and Termination. This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the Shareholders of the Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such successor which does not result in a change of actual control of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

12. Definitions. As used in this Agreement, the terms “assignment,” “interested persons,” and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

13. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Trustees of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund.

14. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

16. Notices. Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

18. Form ADV, Partnership Changes. The Fund acknowledges receiving Part II of the Adviser’s Form ADV. The Adviser covenants that it will notify the Fund of any changes in the membership of its partnership within a reasonable time after such change.

19. Fund Obligations. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, Shareholders, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

MORGAN STANLEY AIP GP LP		MORGAN STANLEY GLOBAL LONG/SHORT FUND A

By:	MORGAN STANLEY ALTERNATIVE INVESTMENTS INC., as its general partner	By:
Name:
Title:

By:
Name:
Title:

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